UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DAILY JOURNAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DAILY JOURNAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held February 7, 2007

To the Shareholders of

DAILY JOURNAL CORPORATION

The Annual Meeting of Shareholders of Daily Journal Corporation (the “Company”) will be held at 915 East First Street, Los Angeles, California 90012 on Wednesday, February 7, 2007, at 10:00 a.m., Los Angeles time. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement which is attached hereto and incorporated herein:

(1)	Election of a Board of Directors.

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the current fiscal year.

(3)	Such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 22, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Michelle Stephens

Secretary

January 3, 2007

IMPORTANT

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO DATE, FILL IN, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DAILY JOURNAL CORPORATION

915 East First Street

Los Angeles, California 90012

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

February 7, 2007

Your proxy in the enclosed form is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 7, 2007 at 915 East First Street, Los Angeles, California 90012 at 10:00 a.m., and at any adjournment thereof. Each properly executed proxy received prior to the Annual Meeting will be voted as directed, but, if not otherwise specified, proxies will be voted for the election of the nominees for directors named in this Proxy Statement and to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the current fiscal year. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the discretion of the holders thereof.

Each shareholder has the right to revoke his proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at 915 East First Street, Los Angeles, California 90012, a written revocation or a properly executed proxy bearing a later date, or by voting in person.

The Company will bear the cost it contracts for in solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telecopier or e-mail by officers, directors and other employees of the Company (none of whom will receive additional compensation therefor). The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

The close of business on December 22, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shares of Common Stock, of which 1,500,425 were outstanding on December 22, 2006, are the only voting securities of the Company. A majority of the Company’s outstanding shares of Common Stock as of December 22, 2006 must be represented in person or by proxy to constitute a quorum for the Annual Meeting. All shares represented in person or by proxy, regardless of the nature of the vote, the indication of abstention or the absence of a vote indication, including broker non-votes, will be counted to determine the number of shares represented at the meeting. This Proxy Statement and the enclosed form of proxy were first mailed to shareholders on or about January 3, 2007.

ELECTION OF DIRECTORS

The Bylaws of the Company permit from three to five members of the Board of Directors. Presently, five directors serve on the Board. The directors are elected annually and serve until the next annual meeting of shareholders and the election of their successors.

The independent members of the Board of Directors have nominated for election the five current directors of the Company. Shareholders have cumulative voting rights in the election of directors. This means that each shareholder has the right to cast a number of votes equal to his number of shares of Common Stock multiplied by the number of directors to be elected, and to cast all of such votes for one nominee or distribute such votes among two or more nominees as he chooses. The right to vote cumulatively is dependent on a shareholder’s giving notice of his intention to cumulate his votes either to an officer of the Company in writing 48 hours before the meeting or by an announcement during the meeting before the voting for directors commences. Once such notice is given, all other shareholders entitled to vote at the meeting will be without further notice entitled to cumulate their votes. Unless otherwise instructed, the persons named in the accompanying form of Proxy will vote the proxies for the five nominees named below, reserving the right, however, to cumulate such votes and to distribute them among the nominees at the discretion of the proxyholders.

Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast in favor of any nominee.

The Board of Directors of the Company does not contemplate that any of the following nominees will become unavailable prior to the meeting, but if any such persons should become unavailable, proxies will be voted for such other nominees as may be selected by the Company’s independent directors.

Directors

The information set forth below as to each nominee for election as director has been furnished to the Company by the respective persons named below:

Name	Age	Principal Occupation Last Five Years
Charles T. Munger	83	Mr. Munger has been Chairman and a director of the Company since 1977. He also serves as Vice Chairman and a director of Berkshire Hathaway Inc., a holding company with interests in insurance companies, corporations engaged in the retail sale of consumer goods, a manufacturer of premium candies, various other manufacturers, the publisher of The World Book Encyclopedia and a newspaper, the Buffalo News. Mr. Munger is also Chairman of the Board of Directors of Wesco Financial Corporation (80% owned by Berkshire Hathaway Inc.), which owns an insurance company, a furniture rental business and a specialty steel distribution company. Mr. Munger is a director of COSTCO Wholesale Corporation, a discount merchant.
J.P. Guerin	77	Mr. Guerin has been Vice Chairman and a director of the Company since 1977. Prior to retiring in 2002, Mr. Guerin was a director of Lee Enterprises, Incorporated, a company owning newspapers. Mr. Guerin is a private investor.

Name	Age	Principal Occupation Last Five Years
Gerald L. Salzman	67	Mr. Salzman was elected to the Board of Directors and became President of the Company in 1986. Mr. Salzman also acts as Chief Executive Officer, Chief Financial Officer, Treasurer and Assistant Secretary of the Company.
George C. Good	84	Mr. Good has been a director of the Company since 1988. Mr. Good is a private investor.
Peter D. Kaufman	52	Mr. Kaufman joined the Board of Directors in 2006. Mr. Kaufman is Chairman and Chief Executive Officer of Glenair, Inc., a privately held manufacturer of electrical and fiber optic components and assemblies for the aerospace industry. He has served in various capacities at that company since 1977. He is also a director of Wesco Financial Corporation.

Proxies given without instructions will be voted FOR the nominees listed above.

During fiscal 2006, Mr. Donald W. Killian, Jr. resigned as a director of the Company effective September 20, 2006. On September 26, 2006, the Board of Directors elected Peter D. Kaufman as a director to fill the vacancy created by Mr. Killian’s resignation. Mr. Kaufman was recommended for election by Mr. Munger. The Board of Directors has determined that Messrs. Guerin, Good and Kaufman are “independent” in accordance with Nasdaq Marketplace Rule 4200. Accordingly, a majority of the members of the Board of Directors are independent, as required by Nasdaq Marketplace Rule 4350(c)(1).

The Board of Directors has two standing committees: the audit committee and the compensation committee, both now consisting of Messrs. Guerin, Good and Kaufman. During the fiscal year ended September 30, 2006, the Board of Directors held three meetings. The audit committee held three meetings, and the compensation committee held two meetings during the fiscal year. Each director attended all of the meetings of the Board and any committee of which he was a member. The Company does not require its directors to attend the Annual Meetings of Shareholders, but all of the Company’s five directors serving at the time of the 2006 Annual Meeting attended that meeting.

Audit Committee

The audit committee was established in accordance with Section 3(a)(35)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is responsible for assisting the Board in fulfilling its responsibilities as they relate to the Company’s accounting policies, internal controls, and financial reporting practices. The Board of Directors has determined that Mr. Guerin is an “audit committee financial expert,” as that term is used in Item 401(h) of Regulation S-K promulgated under the Exchange Act. The Board of Directors has also determined that Mr. Guerin is independent even though he falls outside the “safe harbor” definition set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act because he owns in excess of 10% of the Company’s common stock. Among other things, the Board considered Mr. Guerin’s history of service and the percentage of common stock held by others, and it determined that he is not an “affiliated person” of the Company who would be ineligible to serve on the audit committee. The Board of Directors believes that each of Messrs. Guerin, Good and Kaufman are independent under Nasdaq Marketplace Rule 4200, meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act, and satisfy the other audit committee membership requirements specified in Nasdaq Marketplace Rule 4350(d)(2)(A).

Compensation Committee

The compensation committee is responsible for determining the compensation of the Company’s Chief Executive Officer and all other officers.

Nominations

There is no standing nominating committee, but Messrs. Guerin, Good and Kaufman, the Company’s independent directors, are responsible for selecting nominees for election to the Board of Directors. The Company believes that its independent directors are able to fully consider and select appropriate nominees for election to the Board without operating as a formal committee or pursuant to a written charter. For this same reason, the Company does not have a formal policy by which its shareholders may recommend director candidates, but Messrs. Guerin, Good and Kaufman will certainly consider candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 915 East First Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board must meet the independence requirements of Nasdaq Marketplace Rule 4200 and Rule 10A-3 under the Exchange Act. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although Messrs. Guerin, Good and Kaufman may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Messrs. Guerin, Good and Kaufman will consider all relevant qualifications as well as the needs of the Company in terms of compliance with Nasdaq listing standards and Securities and Exchange Commission rules.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 915 East First Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid by the Company during the last three fiscal years to Gerald L. Salzman, who is the only executive officer of the Company.

SUMMARY COMPENSATION TABLE

Annual Executive Compensation in Fiscal 2004 – 2006

	Fiscal Year	Salary	Bonus	Other Compensation Amount (1)
Gerald L. Salzman	2006	$250,000	$300,000	$452,880
Chief Executive Officer, President,	2005	250,000	300,000	510,600
Chief Financial Officer, Treasurer and	2004	250,000	250,000	396,640
Assistant Secretary

1)	All amounts were paid pursuant to the Company’s Deferred Management Incentive Plan. As described in more detail under the heading “Deferred Management Incentive Plan,” Mr. Salzman has received certificates entitling him to a designated share of the Company’s income before taxes on a consolidated basis. In fiscal 2006, Mr. Salzman received a certificate entitling him to .66% of such earnings for the current and the next nine years. (The .66% awarded in fiscal 2006 replaced an earlier awarded certificate which terminated with a final payment in fiscal 2005.) Mr. Salzman’s 2006 certificate resulted in a payment of $36,720 for fiscal 2006.

Deferred Management Incentive Plan

Executive Awards in Fiscal 2006

	Number of shares, units or other rights		Performance or other period until maturation or payout		Estimated future payouts under non-stock price-based plans
Name					Threshold	Target		Maximum
Gerald L. Salzman	.66	% (1)	9 years	(1)	$0	$330,480	(2)	—	(2)

(1)	As described in more detail under the heading “Deferred Management Incentive Plan,” Mr. Salzman received a certificate in fiscal 2006 entitling him to .66% of the Company’s income before taxes on a consolidated basis for the current year and the next nine years.
(2)	Should the Company’s income before taxes for the next nine years be the same as in fiscal 2006, the grant Mr. Salzman received in fiscal 2006 would result in total payments to him over the next nine years of $330,480. The actual payments to Mr. Salzman will vary, however, depending on the Company’s income before taxes in each year of such period.

Certain Relationships and Related Transactions

The Company utilizes the software consulting services of Jon Darin Salzman, the son of the Company’s President, Gerald L. Salzman. In fiscal 2006, he billed the Company approximately $114,000 for about 1,760 hours of software consulting work, and aggregate payments are expected to be at approximately the same rate in fiscal 2007. In addition, Dorothy Salzman, the wife of Gerald L.

Salzman, is employed by the Company as Director of Personnel. During fiscal 2006, she received compensation of approximately $69,000. It is currently expected that her compensation will be less than $60,000 in fiscal 2007.

Compensation of Directors

Messrs. Munger, Guerin and Salzman receive no fees for services as a member of the Company’s Board of Directors. Messrs. Good and Kaufman each receive a yearly stipend of $5,000. In addition, the Company reimburses directors for travel and other expenses incident to service.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of the Company. The Code of Ethics is attached as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003.

Deferred Management Incentive Plan

Prior to fiscal 2003, participation in the Company’s Deferred Management Incentive Plan entitled certain employees of the Company to a designated share of the Company’s income before taxes for the lesser of (a) ten years or (b) the period during which such employee remains in the Company’s employ or in retirement (and not competing with the Company) following employment with the Company to age 65. Non-negotiable certificates specifying the designated share of pre-tax earnings were given to employees as evidence of their participation in the Deferred Management Incentive Plan. Certificates were awarded on the basis of employee performance.

In fiscal 2003, the Company modified the Deferred Management Incentive Plan by creating three different kinds of certificates in order to entitle participants to a share of the Company’s pre-tax earnings related to their core responsibilities. Employees who work in the Company’s traditional publishing business are now eligible to receive “Daily Journal Non-Consolidated Certificates,” while those working for Sustain are eligible to receive “Sustain Certificates.” Mr. Salzman and other employees with responsibilities for the entire business are eligible to receive “Daily Journal Consolidated Certificates.” In addition, each outstanding certificate issued under the Deferred Management Incentive Plan prior to fiscal 2003 has been converted into one of these three types of awards based on the nature of the particular participant’s responsibilities.

The Daily Journal Consolidated Certificates are identical to the certificates issued under the Deferred Management Incentive Plan prior to fiscal 2003. The Daily Journal Non-Consolidated Certificates entitle participants to a share of the pre-tax earnings attributable to all non-Sustain operations, while the Sustain Certificates entitle participants to a share of the pre-tax earnings attributable to the Sustain segment only. Each of the new Certificates issued beginning in fiscal 2003 entitles the participant to the specified share of the applicable pre-tax earnings in that fiscal year and the same percentage of the then-applicable pre-tax earnings in each of the next nine years provided the participant is employed by the Company or in retirement (and not competing with any of the Company’s businesses) following employment with the Company to age 65. The term of each outstanding certificate that was converted into a new type of Certificate during fiscal 2003 will continue to run from the date the original certificate was issued. All Certificates are still awarded on the basis of employee performance.

In fiscal 2006, the Company granted Daily Journal Non-Consolidated Certificates entitling employees to receive an aggregate of .55% of the pre-tax earnings of the Company’s non-Sustain operations (approximately $40,900 for fiscal 2006), and it granted Sustain Certificates entitling employees to receive an aggregate of 0.50% of Sustain’s pre-tax earnings ($0 for fiscal 2006). Also in fiscal 2006, the Company granted one Daily Journal Consolidated Certificate entitling Mr. Salzman to receive .66% of the Company’s total pre-tax earnings ($36,720 for fiscal 2006). (The .66% awarded in fiscal 2006 replaced an earlier certificate which terminated with a final payment in fiscal 2005.) In each case, the pre-tax earnings for fiscal 2006 were calculated as earnings before taxes, workers’ compensation expenses and supplemental compensation expenses. Sustain’s losses in fiscal 2006 resulted in there being no payments pursuant to the Sustain Certificates, and such losses adversely affected the payments made pursuant to the Daily Journal Consolidated Certificates.

The aggregate supplemental compensation awarded under the Deferred Management Incentive Plan in fiscal 2006 was $780,080. That compares to an aggregate of $796,710 awarded under the Deferred Management Incentive Plan in fiscal 2005, $627,640 awarded in fiscal 2004, $479,405 awarded in fiscal 2003 and $112,455 awarded in fiscal 2002. The following tables set forth additional information about certificates granted and payments made to all employees pursuant to the Deferred Management Incentive Plan.

DEFERRED MANAGEMENT INCENTIVE PLAN

DAILY JOURNAL COMBINED AWARDS AND PAYMENTS IN FISCAL 2002

	Percentage of pre-tax consolidated earnings		Aggregate supplemental compensation
Fiscal Year (1)	Aggregate granted for year	Net aggregate cumulative grants	For current year grants	For prior year grants	Total
2002	1.08	12.72%	$9,555	$102,900	$112,455

(1)	In fiscal 2003, the certificates issued in prior years were converted into certificates representing a right to participate in a share of the pre-tax earnings generated by either (i) the Company’s non-Sustain operations, (ii) the Company’s Sustain operations or (iii) the Company’s consolidated operations. Prior to fiscal 2003, all awards were based on the pre-tax earnings of the Company’s consolidated operations.

DEFERRED MANAGEMENT INCENTIVE PLAN

DAILY JOURNAL NON-CONSOLIDATED (NON-SUSTAIN) AWARDS AND

PAYMENTS IN FISCAL 2003 TO 2006

	Percentage of pre-tax Daily Journal non-consolidated earnings		Aggregate supplemental compensation
Fiscal Year	Aggregate granted for year	Net aggregate cumulative grants (1) (2)	For current year grants	For prior year grants (1)	Total
2003	0.50%	3.85%	$28,350	$190,575	$218,925
2004	0.47	4.16	26,180	204,820	231,000
2005	0.50	4.24	33,660	252,450	286,110
2006	0.55	4.43	40,900	286,300	327,200

(1)	Includes grants and payments made pursuant to certificates awarded prior to fiscal 2003 that previously entitled the participants to a share of the Company’s pre-tax earnings on a consolidated basis.
(2)	Net of reductions for expired certificates.

DEFERRED MANAGEMENT INCENTIVE PLAN

SUSTAIN AWARDS AND PAYMENTS IN FISCAL 2003 TO 2006

	Percentage of pre-tax Sustain earnings		Aggregate supplemental compensation
Fiscal Year	Aggregate granted for year	Net aggregate cumulative grants (1)	For current year grants	For prior year grants (1)	Total
2003	1.39%	1.50%	$0	$0	$0
2004	0.83	1.72	0	0	0
2005	0.72	2.44	0	0	0
2006	0.50	2.90	0	0	0

(1)	Includes grants and payments made pursuant to certificates awarded prior to fiscal 2003 that previously entitled the participants to a share of the Company’s pre-tax earnings on a consolidated basis.

DEFERRED MANAGEMENT INCENTIVE PLAN

DAILY JOURNAL CONSOLIDATED AWARDS AND PAYMENTS IN FISCAL 2003 TO 2006

	Percentage of pre-tax consolidated earnings		Aggregate supplemental compensation
Fiscal Year	Aggregate granted for year (1)	Net aggregate cumulative grants (2) (3)	For current year grants	For prior year grants (3)	Total
2003	0.55%	8.20%	$17,600	$242,880	$260,480
2004	0.66	8.20	32,160	364,480	396,640
2005	0.66	8.20	41,400	469,200	510,600
2006	0.66	8.20	36,720	416,160	452,880

(1)	Mr. Salzman is the only employee of the Company to have received a Daily Journal Consolidated Certificate in fiscal 2003 through 2006.
(2)	Net of reductions for expired certificates.
(3)	Mr. Salzman is the only employee of the Company whose certificates granted prior to fiscal 2003 continue as Daily Journal Consolidated Certificates.

COMPENSATION COMMITTEE REPORT

The Company’s executive compensation program is administered by the compensation committee, consisting of Messrs. Guerin, Good and Kaufman.

The Company’s compensation program for management currently consists of three elements: base salary, year-end bonuses and participation in the Deferred Management Incentive Plan. Salary and bonus payments are primarily designed to reward current and past performance, while awards granted pursuant to the Deferred Management Incentive Plan are aimed at providing incentives for long-term future profitability of the Company. In determining the amount and form of executive compensation to be paid or awarded in 2006, the Board considered the Company’s overall performance over a period of years, rather than constructing a guideline or formula based on any particular performance measure in a single year. The performance and contribution of the individual are the primary criteria used to determine salary.

Base salaries are determined by evaluating the responsibilities of the position and the individual’s performance. A smaller number of employees receive year-end bonuses and/or participate in the Deferred Management Incentive Plan. The Company has no stock option plans, retirement plans, disability insurance programs or traditional perquisites. The Company does offer health insurance plans and a life insurance policy for full-time employees. The concept underlying the Deferred Management Incentive Plan is to link compensation to the performance of the Company by granting to participating employees a percentage of income before taxes, workers’ compensation expenses and supplemental compensation expenses in the current year and each of the next nine years subsequent to the grant, provided they remain employed by the Company or are retired and have worked for the Company until age 65. The committee recognizes that a significant portion of the compensation paid pursuant to the Deferred Management Incentive Plan relates to the certificates earned in prior years with future payments entirely dependent on earnings.

The compensation committee believes the Deferred Management Incentive Plan is preferable to a conventional stock option plan. As a mechanism for compensation, a stock option plan is capricious, as employees awarded options in a particular year would ultimately receive too much or too little compensation for reasons unrelated to employee performance. Such variations could cause undesirable effects, as employees receive different results for options awarded in different years. In addition, a conventional stock option plan would fail to properly weigh the disadvantage to shareholders through dilution. The Deferred Management Incentive Plan was implemented in combination with repurchases of the Company’s stock, and therefore the Company’s per share earnings have not been diluted by grants under the Deferred Management Incentive Plan. At September 30, 2006, 80,000 units for Daily Journal Non-Consolidated Certificates, 52,500 units for Sustain Certificates and 148,000 units for Daily Journal Consolidated Certificates (which are approximate share equivalents based on stock outstanding at the commencement of the plan) were outstanding under the Deferred Management Incentive Plan while 352,013 shares of the Company’s common stock (including Treasury Shares) have been repurchased since the commencement of the plan.

Charles T. Munger, chairman, continues to work for nothing and to own a substantial number of shares. Mr. Salzman is the only executive officer and, in determining his compensation package, the committee recognized that Mr. Salzman serves in several executive capacities. Mr. Salzman currently serves as the Company’s chief executive officer, president, treasurer, assistant secretary, chief accounting officer and chief financial officer.

During fiscal 2006, Mr. Salzman’s base salary remained $250,000, or the same as the amounts paid in each fiscal year since 1992. Mr. Salzman received a bonus of $300,000 in fiscal 2006 and 2005, $250,000 in fiscal 2004, $200,000 in each of fiscal 2003 and 2002, none for fiscal 2001 and $100,000 in each other fiscal year since 1992. The committee believes that the amounts of base salary (which will be continued at the same level for fiscal 2007) and bonus were warranted by Mr. Salzman’s performance in fiscal 2006. While the committee did not undertake a comparison of Mr. Salzman’s compensation to amounts paid by other companies to their chief executive officers, the committee members did utilize in their determination of Mr. Salzman’s compensation their collective current and past experience as directors and executive officers of numerous companies. After considering the amount of the certificates previously granted to Mr. Salzman under the Deferred Management Incentive Plan, the committee granted to Mr. Salzman additional certificates entitling him to receive approximately .66% (or $36,720 in fiscal 2006) of the pre-tax earnings of the Company. Certificates awarded to Mr. Salzman in earlier years of the Deferred Management Incentive Plan, which constitute the largest portion of his certificates, began to expire after fiscal 1996, and those certificates expiring in fiscal 2006 were for .66% of pre-tax earnings. In addition, pursuant to previously granted certificates, Mr. Salzman received 8.20% or $452,880 of the fiscal 2006 pre-tax earnings. The compensation committee will continue to examine the appropriate amount of future grants to Mr. Salzman in light of the Company’s financial performance and the expiration, or expected expiration, of a substantial portion of the certificates Mr. Salzman currently holds.

Compensation committee:

J. P. Guerin

George C. Good

Peter D. Kaufman

AUDIT COMMITTEE REPORT

The Company’s audit committee has reviewed and discussed the audited financial statements with the Company’s management and has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) and the Company’s Audit Committee Charter. The audit committee has received written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant its independence, including whether the provision of its services is compatible with maintaining its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

The Company’s Board of Directors has adopted a written Audit Committee Charter for the audit committee, which was attached as Appendix A to the Proxy Statement for the 2004 Annual Meeting.

Audit committee:

J. P. Guerin

George C. Good

Peter D. Kaufman

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total return on the Company’s common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Publishing- Newspapers MidCap Index, assuming $100 was invested on September 30, 2001, and all dividends were reinvested. The Company has not declared a dividend in any of the fiscal years shown.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 22, 2006 the names and holdings of those persons known to the Company to be beneficial owners of more than 5% of its Common Stock, the holdings of each nominee for director, and the holdings of all directors and executive officers as a group. Each person has sole investment and voting power, except where indicated otherwise.

Beneficial Owner	Amount Beneficially Owned		Percent of Class

Munger, Marshall & Co.	599,409	(1)	39.9%
Charles T. Munger	599,409	(1)	39.9
Ira A. Marshall, Jr.	601,609	(1)	40.1
J.P. Guerin	265,338	(2)	17.7
The Guerin Family Trust	165,744	(3)	11.0
Wallace R. Weitz & Company	116,000	(4)	7.7
Gerald L. Salzman	31,827	(5)	2.1
Peter D. Kaufman	None		—
George C. Good	None		—
All directors and executive officers as a group (five persons)	896,574	(6)	59.8

(1)	599,409 shares are owned by Munger, Marshall & Co., a California limited partnership, whose address is 355 South Grand Avenue, Los Angeles, California 90071, in which partnership Mr. Munger and Ira A. Marshall, Jr. are sole general partners and controlling persons who share investment and voting power. Mr. Munger and Mr. Marshall own aprpoximately 16.7% and 2.5%, respectively, of the interest in Munger, Marshall & Co. Mr. Munger’s and Mr. Marshall’s business address is 355 South Grand Avenue, Los Angeles, California 90071. The Company owns approximately 7.9% of the interest in Munger, Marshall & Co.
(2)	221,708 shares are held by The Guerin Family Trust and another trust for which Mr. Guerin is trustee and a beneficiary; 10,868 shares are held by a trust for which Mr. Guerin serves as trustee, as to which shares Mr. Guerin disclaims beneficial ownership; 6,762 shares are held by Mr. Guerin’s wife, who exercises sole investment and voting power over such shares, as to which shares Mr. Guerin disclaims beneficial ownership; and 26,000 shares are held by the Guerin Foundation, as to which shares Mr. Guerin exercises sole investment and voting power but disclaims beneficial ownership. Mr. Guerin’s, the trusts’, and the foundation’s business address is 355 South Grand Avenue, Los Angeles, California 90071.
(3)	Mr. Guerin is trustee and a beneficiary of this trust.
(4)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 13, 2006, Wallace R. Weitz & Company and Mr. Wallace R. Weitz, president and primary owner of Wallace R. Weitz & Company, may be deemed to be the beneficial owners of 116,000 shares owned of record by investment advisory clients of Wallace R. Weitz & Company. The address of Wallace R. Weitz & Company and Mr. Weitz is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 79124.
(5)	30,936 of such shares are held by a pension plan of Mr. Salzman, 191 shares are held by a pension plan of Mr. Salzman’s wife, who holds sole investment and voting power over such shares.
(6)	This figure eliminates double counting of 599,409 shares owned by Munger, Marshall & Co., of which both Mr. Munger and Mr. Marshall are general partners, and of 165,744 shares of the Guerin Family Trust, for which Mr. Guerin is a trustee and beneficiary.

RATIFICATION OF RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The audit committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent accountants during the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make such statements as Ernst & Young LLP may desire and will be available to answer appropriate questions from shareholders.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the current fiscal year will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstention and brokers non-votes are not counted for purposes of determining whether this proposal has been approved.

Proxies given without instructions will be voted FOR ratification of Ernst & Young LLP as the Company’s independent accountants.

OTHER MATTERS REGARDING INDEPENDENT ACCOUNTANTS

Audit Fees

Ernst & Young LLP billed aggregate fees of approximately $140,000 for professional services rendered for the audit of the Company’s fiscal 2006 financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2006. Ernst & Young LLP billed aggregate fees of approximately $134,000 for the same services in fiscal 2005.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees billed by Ernst & Young LLP in either fiscal 2006 or fiscal 2005.

Tax Fees

There were no fees billed by Ernst & Young LLP in either fiscal 2006 or fiscal 2005 for tax compliance, tax advice or tax planning. The Company’s tax services are performed by a separate outside accounting firm.

All Other Fees

The “audit fees” mentioned above are the only fees billed by Ernst & Young LLP in fiscal years 2006 and 2005.

Pre-Approval Policies

Pursuant to the rules and regulations of the Securities and Exchange Commission, before the Company’s independent accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to the committee’s pre-approval policies and procedures. The audit committee has adopted a policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services. The policy is attached as Appendix A.

OTHER MATTERS

Other Business

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed in the notice of Annual Meeting and discussed above. If other matters should come before the meeting, however, the persons named in the form of proxy will vote in accordance with their best judgment.

Cost of Solicitation

The solicitation of proxies for the Annual Meeting will be made primarily by mail. The Company may reimburse persons holding shares in their names as custodians, nominees, or fiduciaries for expenses they may incur in obtaining instructions from beneficial owners of such shares.

Proposals of Security Holders

It is expected that the Company’s 2008 Annual Meeting will be held on or about February 6, 2008. Shareholders desiring to submit proposals for action at that meeting will be required to submit them to the Company on or before September 5, 2007. Any such shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Stockholders intending to present proposals from the floor of the 2008 Annual Stockholder Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, must notify the Company of such intentions before November 20, 2007. After such date, the Company’s proxy in connection with the 2007 Annual Stockholder Meeting may confer discretionary authority on the Board to vote on any such proposals.

Annual Report to Shareholders

Enclosed with this Proxy Statement is the Annual Report of the Company for the year ended September 30, 2006. The enclosed Annual Report is included for the convenience of shareholders only and should not be viewed as part of the proxy solicitation material.

Additional Information

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Shareholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request prior to the date of the Annual Meeting. The request should identify the person requesting the Report as a shareholder of the Corporation as of December 22, 2006. The exhibits of that Report will also be provided upon request and payment of copying charges. Requests should be directed to Mr. Gerald L. Salzman, Daily Journal Corporation, 915 East First St., Los Angeles, California 90012.

By Order of the Board of Directors

Michelle Stephens

Secretary

DATED: January 3, 2007

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

DAILY JOURNAL CORPORATION

PRE-APPROVAL POLICY

I.    STATEMENT OF PRINCIPLES

The Audit Committee of the Board of Directors (the “Board”) of Daily Journal Corporation (the “Corporation”) is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval pursuant to this policy, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review previously pre-approved services, based on subsequent determinations.

II.    DELEGATION

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair of the Audit Committee the authority to amend or modify the list of pre-approved non-audit services and fees. The Chair will report action taken to the Audit Committee at its next scheduled meeting. The Audit Committee may also delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to the Board generally.

III.    AUDIT SERVICES

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The independent auditor will provide the Audit Committee with an engagement letter and fee proposal outlining the scope and cost of the audit services proposed to be performed during the fiscal year. Once agreed to by the Audit Committee, the final engagement letter and fee proposal will be formally accepted. The Audit Committee will then approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other matters.

The Audit Committee has granted pre-approval for other audit services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved (i) statutory audits or financial audits for subsidiaries or affiliates of the Corporation, (ii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents, etc.), and assistance in responding to SEC comment letters, and (iii) consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting body (other than services that are “audit-related” services under SEC rules which have been separately pre-approved). Other audit services that reasonably could be performed by someone other than the independent auditor must be separately pre-approved by the Audit Committee.

IV.    AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor, and has pre-approved audit-related services related to (i) internal control reviews and assistance with internal control reporting requirements, (ii) consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting body (other than services that are “audit” services under SEC rules which have been separately pre-approved), (iii) attest services not required by statute or regulation, and (iv) agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters. All other audit-related services must be separately pre-approved by the Audit Committee.

V.    TAX SERVICES

It is the preference of the Audit Committee for tax services such as tax compliance, tax planning and tax advice to be performed by an accountant other than the independent auditor. However, if the Audit Committee believes that the independent auditor can provide tax services to the Corporation without impairing the auditor’s independence, and the Audit Committee desires to retain the independent auditor for tax services, those services must be specifically pre-approved by the Audit Committee. In no event will the Audit Committee permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI    ALL OTHER SERVICES

The Audit Committee may grant pre-approval to those permissible non-audit services classified as “all other” services that it believes are routine and recurring services, and would not impair the independence of the auditor.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.    PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.    SUPPORTING DOCUMENTATION

With respect to each proposed pre-approved service, the independent auditor will be required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

IX.    PROCEDURES

Except for the annual audit services engagement (the procedures for which are set forth in Section III above), all requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Executive Officer, and must include a joint statement as to whether, in their view, the request or application is permissible under all legal requirements and consistent with the SEC’s rules on auditor independence.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

Bookkeeping or other services related to the accounting records or financial statements of the audit client*

Financial information systems design and implementation*

Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

Actuarial services*

Internal audit outsourcing services*

Management functions

Human resources

Broker-dealer, investment adviser or investment banking services

Legal services

Expert services unrelated to the audit

* Provision of these non-audit services may be permitted if it is reasonable to conclude (without reference to materiality) that the results of these services will not be subject to audit procedures during the audit of the Corporation’s financial statements.

PROXY

DAILY JOURNAL CORPORATION

The undersigned hereby appoints Charles T. Munger, J. P. Guerin and Gerald L. Salzman as proxyholders, each with the power to appoint his substitute; hereby authorizes them or any of them to represent and vote as designated below all the shares of common stock of Daily Journal Corporation held of record by the undersigned on December 22, 2006 at the Annual Meeting of Shareholders to be held on February 7, 2007 or any adjournment thereof; and hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated January 3, 2007.

1. Election of Directors	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles T. Munger, J. P. Guerin, Gerald L. Salzman, Peter D. Kaufman, George C. Good

(To withhold authority for any individual nominee, strike a line through his name above.)

2.  Ratification of appointment of Ernst & Young LLP as independent accountants for current fiscal year.

☐  FOR                      ☐  AGAINST                      ☐  ABSTAIN

3.  In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

(Please sign and date this Proxy on the reverse side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR proposals 1 and 2. Unless otherwise specified, the proxyholders or their substitute may cast an equal number of votes for each nominee for director or cumulate such votes and distribute them among the nominees at the discretion of such proxyholders.

This Proxy is solicited on behalf of the Board of Directors of the Daily Journal Corporation.

Dated: , 2007

Signature:

Signature:

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.